Exhibit 1.01
Cirrus Logic, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2023
I. Introduction
This Conflict Minerals Report (the “Report”) has been prepared by Cirrus Logic, Inc. (the “Company”) pursuant to Rule 13p-1 and Form SD (the “Rule”), which were promulgated under the Securities Exchange Act of 1934. The Report covers the reporting period January 1, 2023 to December 31, 2023. The Securities and Exchange Commission (the “SEC”) adopted the Rule to implement the reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain certain specified materials that are necessary to the functionality or production of their products. The specified materials, which are collectively referred to as the “Conflict Minerals,” are defined by the SEC as cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (the “3TG” minerals).
According to the Rule, if a registrant has reason to believe that any of the 3TG minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine that the 3TG minerals either did not originate in the Covered Countries or were from recycled or scrap sources, then the issuer must exercise due diligence on the source and chain of custody of the 3TG minerals. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola. The registrant must annually submit a report, a Conflict Minerals Report (the “CMR”), to the SEC that includes a description of those due diligence measures.
This Report has been prepared by management of the Company and includes the activities of all majority-owned subsidiaries and entities that are required to be consolidated. The Company did not subject this Report to an independent private sector audit and we do not believe such an audit was required based on the guidance provided by the SEC in its “Statement of the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule” dated April 29, 2014 because we have not elected to describe any of our covered products as “DRC conflict free” at this time.
Company Overview
The Company is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications.
Description of the Company’s Products Covered by this Report
This Report relates to products: (i) for which 3TG minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2023. The Company’s products covered by this Report are integrated circuits.
II. Reasonable Country of Origin Inquiry
The Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the 3TG minerals. This RCOI was reasonably designed to determine whether any of the 3TG minerals originated in the Covered Countries and whether any of the 3TG minerals may be from recycled or scrap sources. To conduct the RCOI, we requested our suppliers to report the origin of the 3TG minerals used in the manufacture of our products. Specifically, suppliers were expected to utilize the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”) to report on the use of 3TG minerals used in the manufacture of our products.
Annex I includes a summary of the country of origin information collected as a result of our RCOI. The data on which we relied for certain statements in this report was obtained through our membership in the RMI, using the Reasonable Country of Origin Inquiry report for member “CRUS.”
III. Due Diligence Design and Performance
1.Due Diligence Design:
Our due diligence measures have been designed to conform with the framework provided by the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).
In conjunction with its due diligence process, the Company has adopted a policy relating to 3TG minerals (the “Conflict Minerals Policy”), incorporating the standards set forth in the OECD Guidance. The Conflict Minerals Policy states that, to promote stability and security, we expect our suppliers to source materials from environmentally and socially responsible supply chains. Our policy forbids our suppliers from placing an outright ban on procuring minerals from the Covered Countries. In addition, the Conflict Minerals Policy states that our suppliers must report at least annually the origin of the 3TG minerals by identifying smelters or refiners (“SORs”) used in the manufacture of our products. As outlined in the OECD Guidance, we also participate in groups and forums focused on responsible sourcing of the 3TG minerals, including the Responsible Business Alliance (“RBA”) and utilize RMI’s Responsible Minerals Assurance Process (“RMAP”), which provides suppliers with an independent, third-party audit that determines which smelters and refiners can be verified as having systems in place to responsibly source minerals in line with current global standards.

Summarized below are the design components of our conflict minerals program as they relate to the five-step framework as provided by the OECD Guidance:
•Establishment of a strong company management system through:
•Adopting a Conflict Minerals Policy;
•Establishing an internal team of subject matter experts that includes members of our supply chain, legal, and quality organizations, and is managed by our General Counsel;
•Instituting processes for new suppliers of our integrated circuits whereby conflict mineral conformance is discussed during initial business reviews;
•Including a flow-down clause in new or renewed supplier contracts relating to the sourcing of 3TG minerals;
•Requiring our integrated circuit suppliers abide by the Cirrus Logic Supplier Code of Conduct, which is based on the RBA Code of Conduct;
•Communicating our Supplier Code of Conduct to our suppliers with, in certain cases, accompanying training;
•Participating in RMI initiatives; and
•Providing multiple communication channels to serve as grievance mechanisms for early warning risk awareness, including an anonymous reporting hotline available for reporting possible violations of the Company’s policies (https://secure.ethicspoint.com/domain/media/en/gui/6355/index.html) and the RBA Voices platform, a review system established by RMI to provide a record and communication channel for identification, review, and resolution of grievances.

•Identification and assessment of risks in the supply chain by:
•Identifying first-tier suppliers to engage in our due diligence efforts;
•For subcontractors associated with the manufacture of our integrated circuit products, incorporating conflict minerals data review as part of our annual audits;
•Conducting a survey of our direct supply chain using the template known as the RMI CMRT;
•Reviewing and validating smelter information provided by suppliers and working with our supply chain to correct any inaccuracies in reporting;
•Requiring sourcing only from SORs that are RMAP-conformant or that have successfully undergone a similar independent third-party audit verification;
•Identifying smelter usage by greatest risk and prioritizing efforts, if any, associated with our due diligence with those smelters; and
•Participating in RMI as a member of the smelter engagement team (level one) to validate SORs and assist in efforts to encourage smelter participation in the RMAP.
•Design and implement a strategy to respond to identified risks by:
•Responding to risks identified in the supply chain by confirming that all smelters identified in survey responses from our suppliers have been verified by the RMAP;
•Mitigating risks by performing direct outreach when necessary with smelters at risk for non-conformance to RMAP protocols to ensure continued compliance;
•Collaborating with our supply chain to apply appropriate and reasonable leverage to ensure identified risks are tracked and removing non-conformant and/or inactive SORs in a timely manner if such SORs are unable or unwilling to remediate identified risks; this is done in consultation with information that RMI makes available to its members;
•Exercising leverage over our upstream suppliers through contractual obligations and requirements to comply with our Supplier Code of Conduct, which is based on the RBA Code of Conduct and includes provisions requiring responsible sourcing of conflict minerals;
•Reporting on a quarterly basis to senior management, including the Company’s Senior Vice President of Supply Chain; Senior Vice President of Global Operations; and Senior Vice President, General Counsel, the status and findings derived from our due diligence efforts;
•Informing the Company’s Audit Committee yearly on our due diligence activities and Conflict Minerals Report;
•Designing and implementing training or recommendations for relevant first-tier suppliers as needed to improve their systems of transparency and control; and
•Communicating our Conflict Minerals Policy to suppliers.
•Auditing supply chain due diligence by:
•Requesting our suppliers to report to us using an industry-developed audit program through RMI, in collaboration with the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”), that is administered by independent third-party auditors;
•Assessing the conflict minerals processes, procurement, and documentation of our suppliers; and
•Supporting, through our participation in and financial support of, RMI’s efforts to determine mine or location of origin of conflict minerals and to improve and align industry expectations for due diligence as described on the RMI website at http://www.responsiblemineralsinitiative.org.

•Reporting on supply chain due diligence by:
•Communicating our Conflict Minerals Policy on our website at www.cirrus.com/company/quality/corporate-compliance/;
•Reporting annually our Specialized Disclosure Report on Form SD and Conflict Mineral Report filed with the SEC and publicly communicated on our website at www.cirrus.com/company/quality/corporate-compliance/; and
•Discussing our Environmental, Social, and Governance (“ESG”) program in our annual ESG report available on our website at www.cirrus.com/company/esg/.

2.Due Diligence Measures Performed:
The Company exercised due diligence on the source and chain of custody of the 3TG minerals. Below is a description of the measures we performed for this reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:
•Communicated our Conflict Minerals Policy to our suppliers;
•Conducted a supply-chain survey of 16 direct suppliers of our integrated circuit products using the RMI’s CMRT, requesting information regarding the necessary conflict minerals and identification of smelter and refiners that process such minerals;
•Received responses to surveys from 100% of our suppliers with respect to our integrated circuits component suppliers for at least the seventh consecutive year;
•Reviewed survey data for completeness, and contacted those suppliers that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information;
•Compared smelters identified by our suppliers against lists of smelters certified as conflict-free through the RMAP; and
•Continued work through our conflict minerals program to assess16 suppliers and implement program updates as necessary, focusing on the due diligence processes and policies of certain direct suppliers of our integrated circuit products.

IV. Results of Due Diligence Measures
Based on our due diligence efforts as it relates to our integrated circuits, we identified the facilities set forth in Annex II that potentially could have produced the necessary 3TG minerals in our products. Of the 102 smelters that we identified, 20 were believed to be potentially sourcing directly from the Covered Countries. However, none of the smelters identified in our supply chain are known to us as sourcing 3TG minerals that directly or indirectly finance or benefit armed groups in the DRC or adjoining countries. In Annex II, we have indicated the facilities identified in our supply chain as of 09 April 2024.
V. Inherent Limitations and Risks with our Due Diligence Measures
The Company employs a “fabless” model for the manufacture, assembly, and test of our integrated circuits. We do not own or operate our own foundries or manufacturing facilities, and therefore, outsource our integrated circuit manufacturing to third-party foundries in Asia and Europe. We also outsource all product assembly, packaging, and testing of our products to several assembly and test subcontractors in Asia.
With our fabless manufacturing strategy, we are a downstream consumer of certain 3TG minerals and our due diligence efforts can provide only reasonable, not absolute, assurance regarding the source and chain of custody for the necessary conflict minerals in the products that we sell. Our supply chain is complex, and there are multiple tiers between our company and the mines that ultimately supply 3TG materials. Given our place in the supply chain, we have no direct relationships with smelters and refiners, and therefore, possess no independent means of determining the source and origin of conflict mineral ores processed by smelters and refiners. We are regularly monitoring the RBA Smelter or Refiner Master tool prepared and distributed by RMI; we work with our suppliers to understand how those SORs whose status is flagged as “Not Eligible” or “Non-Conformant” fit into our supply chain and request their removal from our supply chain as appropriate. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers, who similarly rely on their supply chains to identify the original sources of the necessary conflict minerals. We may not receive CMRT data at the product-specific level for our Company, and information received from our suppliers may include SORs outside our direct supply chain. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud; for example, data may not be provided with sufficient granularity to enable us to accurately determine the number of smelters included as part of a program’s RCOI. This concern may be exacerbated after the U.S. Securities & Exchange Commission’s statement on the Rule in April 2017 indicating that, in light of the regulatory uncertainties relating to the Rule, the staff of the SEC will not recommend an enforcement action if companies only file a Form SD, and not a Conflict Minerals Report, to the extent otherwise required to be filed as an exhibit under the Rule.
Additionally, the complete supply chain from the SORs to our final integrated circuits involves a complex multi-step process that may be subject to changes without our knowledge on a frequent basis. We seek sourcing data from directs suppliers on at least an annual basis and request that the data cover the entire reporting year. However, due to timing of our requests, there is a risk that the data that we acquire will not reflect every supplier in the supply chain during the relevant period.
As a result of the COVID-19 pandemic, the Company adapted certain audits and assessments to comply with travel restrictions and/or local regulations. The Company was able to keep individuals safe while maintaining the quality of reviews, and therefore continued remote audits during calendar year 2023, even as RBA returned to its standard practices for in-person onsite audits.
VI. Future Steps to Mitigate Risks
Based on our efforts to collect data, we believe the main risks that we have identified are related to the lack of data and the quality of data. We intend to continue the activities described above as well as take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TG minerals in our products could benefit armed groups in the Covered Countries:
1.Continue to engage with suppliers and direct them to training resources to attempt to maintain the response rate and improve the content of the supplier survey responses;
2.Continue to incorporate conflict minerals data review that we perform on 100% of our subcontractors associated with the manufacture of our integrated circuit products;
3.Continue to participate with RMI to expand the smelters and refiners participating in the RMAP;
4.Continue to work with the OECD or relevant trade associations to define and improve best practices and encourage responsible sourcing of 3TG minerals, including from the Covered Countries, in accordance with the OECD Guidance;
5.Continue to encourage suppliers to utilize the public source RMI e-Learning training platform; and
6.Continue to regularly monitor the RBA Voices platform as well as track grievances generated by RMI’s Grievance Mechanism, established by RMI to provide a record and communication channel to assess and respond to risks and potential opportunities for improvement related to concerns raised about participating SORs, RMI assessment of auditor or audit firm, and the RMI organization itself. This grievance mechanism allows from anonymous reporting of grievances and whistleblower protections.

Annex I

Countries of Origin of 3TG
Andorra	Kyrgyzstan
Antigua and Barbuda	Laos
Argentina	Latvia
Australia	Liberia
Austria	Lithuania
Azerbaijan	Luxembourg
Bahamas	Madagascar
Bangladesh	Malaysia
Barbados	Mali
Belarus	Malta
Belgium	Mauritania
Benin	Mexico
Beralus	Mongolia
Bolivia	Morocco
Bosnia and Herzegovina	Mozambique
Botswana	Myanmar
Brazil	Namibia
Bulgaria	Netherlands
Burkina Faso	New Zealand
Burundi	Nicaragua
Cambodia	Niger
Cameroon	Nigeria
Canada	Oman
Cayman Islands	Pakistan
Chile	Panama
China	Papua New Guinea
Colombia	Peru
Congo, Democratic Republic of the	Philippines
Costa Rica	Poland
Côte d'Ivoire	Portugal
Croatia	Puerto Rico
Curacao	Romania
Cyprus	Russia
Czech Republic	Rwanda
Denmark	Saint Kitts and Nevis

Dominican Republic	Saudi Arabia
Ecuador	Senegal
Egypt	Serbia
El Salvador	Sierra Leone
Estonia	Singapore
Fiji	Saint Maarten
Finland	Slovakia
France	Slovenia
French Guiana	South Africa
Georgia	Spain
Germany	St Vincent and Grenadines
Ghana	Sudan
Greece	Suriname
Grenada	Sweden
Guatemala	Switzerland
Guinea	Taiwan, Province of China
Guyana	Tanzania
Honduras	Thailand
Hong Kong	Trinidad and Tobago
Hungary	Tunisia
India	Turkey
Indonesia	Turks and Caicos
Ireland	Uganda
Israel	United Arab Emirates
Italy	United Kingdom of Great Britain and Northern Ireland
Japan	United States of America
Jordan	Uruguay
Kazakhstan	Uzbekistan
Kenya	Vietnam
Korea, Republic of	Zimbabwe
Kuwait

Annex II

Conflict Mineral	Processing Facility Name	Processing Facility Location
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Telex Metals	UNITED STATES OF AMERICA

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tin	Dowa	JAPAN
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Thaisarco	THAILAND
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Aurubis Beerse	BELGIUM
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	DS Myanmar	MYANMAR
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA